ADDENDUM TO PURCHASE AND SALE AGREEMENT

     This Addendum (the "Addendum") is dated for reference purposes this 20th day of June, 2000, and modifies that certain Purchase and Sale Agreement dated as of May 23, 2000, (the "Agreement"), by and between Matsushita Semiconductor Corporation of America, a Delaware corporation ("Seller"), and Microchip Technology Incorporated, a Delaware corporation ("Purchaser"). The proper nouns used in this Addendum shall have the meaning given to those same terms in the Agreement unless a different meaning is provided herein.

     Seller and Purchaser have determined that it is prudent to file with the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC"), separate notices (each, a "HSR Notice") of the purchase and sale transaction contemplated by the Agreement under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (collectively, the "HSR Act"). Seller and Purchaser wish to provide for the possibility that the DOJ or the FTC may not have approved the transaction on or before the expiration of the Contingency Period.

     NOW, THEREFORE, the parties agree as follows:

1. CONTINGENCY FOR HSR NOTICE. Seller and Purchaser's obligations under the Agreement are conditioned upon either of the following occurring prior to the Closing Date: (i) the DOJ or FTC approve the purchase and sale transaction contemplated by the Agreement; or (ii) all applicable waiting periods under the HSR Act have expired or been terminated without the DOJ or FTC having prohibited or commenced any action or proceeding to prohibit the purchase and sale transaction contemplated by the Agreement. If the following condition is not satisfied or waived prior to the Closing Date, then the Agreement shall terminate, the parties shall have no further obligations or liabilities under the Agreement except as expressly provided therein, the Deposit and all interest earned thereon shall be returned to Purchaser, and any title costs and costs of the Escrow Agent shall be allocated among Purchaser and Seller as provided in the Agreement.

2. COOPERATION AND COMMUNICATION. Seller and Purchaser shall coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as either of them may request in connection with filing the HSR Notices, performing any other obligations required under the HSR Act, and in responding to any communications, objections, or proceedings involving the DOJ or FTC in connection with the HSR Act. Seller and Purchaser will act diligently and in good faith in the preparation and filing of the HSR Notices.
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Each party will keep the other party informed of the status of any inquiries made of such party by the DOJ, FTC or any other government agency or authority or members of the respective staffs of any such agency with respect to the HSR Act.

3. CONFLICT. This Addendum shall control in the event of any conflict between its terms and the terms of the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date set forth above.


                    SELLER:

                    MATSUSHITA SEMICONDUCTOR CORPORATION
                    OF AMERICA, a Delaware corporation


                    By: /s/ S. Teramoto
                    --------------------------------------------------------
                       S. Teramoto, President


                    PURCHASER:

                    MICROCHIP TECHNOLOGY INCORPORATED, INC., a Delaware corporation


                    By: /s/ Timothy Blair Billington
                        ----------------------------------------------------
                    Its:  Vice President, Manufacturing & Technology Group
                        ----------------------------------------------------